UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2012

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED

 (Exact name of registrant as specified in its charter)

Colorado	001-34793	84-1536518
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 30 Dajingyu Street, Xiaojingyu Xiang, Wanbailin District, Taiyuan City, Shanxi Province, China P.C.		030024
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 209-4199

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On September 26, 2012, Longwei Petroleum Investment Holding Limited’s (the “Company”) wholly owned subsidiary, Taiyuan Longwei Economy & Trading Co., Ltd. (“Taiyuan”) entered into an Asset Purchase Agreement (the “Agreement”) with Huajie Petroleum Co., Ltd. (“Huajie”) pursuant to which Huajie sold certain assets to Taiyuan (the “Assets”).  In consideration for the sale of the Assets, the Company and Taiyuan paid to Huajie an aggregate purchase price equal to 700 Million Renminbi (approximately $110.9 million) (the “Purchase Price”).  The Company and Taiyuan had previously paid 550 Million Renminbi (approximately $87.1 million) to Huajie prior to the closing of the transaction, which was credited towards the aggregate Purchase Price by Huajie.

The Assets purchased from Huajie consist of fuel storage tanks with 100,000 metric ton capacity with accessory facilities and equipment, delivery and distribution platforms, including a dedicated rail spur and a vehicle loading and unloading station.  The purchase also includes a 3,000 square meter office building and land use rights for approximately 98 acres of land adjacent to the main regional rail line.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Asset Purchase Agreement dated September 26, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LONGWEI PETROLEUM INVESTMENT HOLDING LTD.
Date: September 27, 2012	/s/ Michael Toups
Michael Toups
Chief Financial Officer

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